EXHIBIT 11.1

                               ZYTEC CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE



                                                       Years ended December 31,
                                                       ------------------------
                                                  1996          1995          1994
                                              -----------   -----------   -----------
Net income                                    $10,481,000   $ 3,878,000   $ 3,364,000

Net income per common and common
  equivalent share, primary                   $      1.04   $      0.42   $      0.36

Net income per common and common
  equivalent share, fully diluted             $      1.04   $      0.41   $      0.36

Primary:
  Weighted average number of common
     shares oustanding                          8,991,650     8,560,952     8,291,612
  Common equivalent shares:
     Dilutive stock options and warrants,
       using Modified Treasury Stock Method     1,048,421       706,832     1,032,324
                                              -----------   -----------   -----------
                                               10,040,071     9,267,784     9,323,936
                                              ===========   ===========   ===========


Fully: diluted:
  Weighted average number of common
     shares oustanding                          8,991,650     8,560,952     8,291,612
  Common equivalent shares:
     Dilutive stock options and warrants,
       using Modified Treasury Stock Method     1,048,421       827,928     1,032,324
                                              -----------   -----------   -----------
                                               10,040,071     9,388,880     9,323,936
                                              ===========   ===========   ===========
